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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G


                  Under the Securities Exchange Act of 1934

                       (Amendment No. _______________)*


Eagle Hardware & Garden
--------------------------------------------------------------------------------
                               (NAME OF ISSUER)


Common
--------------------------------------------------------------------------------
                        (TITLE OF CLASS OF SECURITIES)


                                  26959B101
                        ------------------------------
                                (CUSIP NUMBER)


Check the following box if a fee is being paid with this statement /X/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                 Page 1 of 4





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

-------------------                                           -----------------
CUSIP NO. 26959B101                 13G                       Page 2 of 4 Pages
-------------------                                           -----------------
-------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Driehaus Capital Management, Inc.

-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]

-------------------------------------------------------------------------------
3       SEC USE ONLY



-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Illinois, U.S.A.

-------------------------------------------------------------------------------
                 5     SOLE VOTING POWER
  NUMBER OF
                         1,447,065
   SHARES
              -----------------------------------------------------------------
BENEFICIALLY     6     SHARED VOTING POWER

 OWNED BY
              -----------------------------------------------------------------
   EACH          7     SOLE DISPOSITIVE POWER

 REPORTING
              -----------------------------------------------------------------
  PERSON         8     SHARED DISPOSITIVE POWER

   WITH
-------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,447,065

-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.01%

-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

            IA

-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                   Page 3 of 4
Driehaus Capital Management, Inc.
SCHEDULE 13G


Item 1. (a) Name of Issuer:  Eagle Hardware & Garden

        (b) Issuer's Principal Executive Offices:
                      981 Powell Ave. S.W.
                      Renton, WA  98055

Item 2. (a) Person Filing - Driehaus Capital Management, Inc.

        (b) Address - 25 East Erie Street
                      Chicago, IL 60611

        (c) Citizenship - U.S.A.

        (d) Title of Class of Securities - Common

        (e) CUSIP Number - 26959B101


Item 3. (e) Investment Adviser Registered under section 203 of the Investment
            Advisers Act of 1940.


Item 4. (a) Amount of Beneficially Owned - 1,447,065

        (b) Percent of Class - 5.01%

        (c) Number of shares as to which reporting person has:
            (i)   Sole voting power           1,447,065
            (ii)  Shared voting power             0
            (iii) Sole dispositive power          0
            (iv)  Shared dispositive power        0

Item 5. Not Applicable

Item 6. The reporting person, Driehaus Capital Management, Inc., manages accounts for numerous clients on a fully discretionary basis. Securities held in these clients' accounts are included in this report to reflect the fact that the reporting person may have voting power or dispositive power. To the best of the reporting person's knowledge, none of the clients whose securities are included in this report have an ownership interest in the subject class of securities which exceeds five percent of the class.

Driehaus Capital Management, Inc.                                 Page 4 of 4
SCHEDULE 13G


Item 7.  Not Applicable

Item 8.  Not Applicable

Item 9.  Not Applicable

Item 10. Certification



     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above are acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          February 13, 1997
                                          --------------------------------
                                                        Date

                                          /s/ Mary H. Weiss
                                          --------------------------------
                                                     Signature


                                          Mary H. Weiss, Vice President
                                          --------------------------------
                                                    Name/Title